EXHIBIT 23(ii)


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our reports dated November 1, 1995, except for Note C, as to which the date is November 7, 1995, accompanying the consolidated financial statements and schedule included in the Annual Report of Milgray Electronics, Inc. and Subsidiaries on Form 10-K for the year ended September 30, 1995. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Milgray Electronics, Inc. on Forms S-8 (File No. 33-59986, effective March 14, 1993, and File No. 33-66652, effective July 29, 1993).





/s/ GRANT THORNTON LLP
GRANT THORNTON LLP






New York, New York
December 19, 1995